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                                                                     EXHIBIT 8.1

                      [CRAVATH, SWAINE & MOORE LETTERHEAD]

                                                                   June 20, 1997

                          Agreement and Plan of Merger
                         Dated as of December 14, 1996,
                      Among McDonnell Douglas Corporation
                 The Boeing Company and West Acquisition Corp.

Ladies and Gentlemen:

     We have acted as counsel for The Boeing Company, a Delaware corporation ("Boeing"), in connection with the proposed merger (the "Merger") of West Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of Boeing ("Sub"), with and into McDonnell Douglas Corporation, a Maryland corporation (the "Company"), pursuant to an Agreement and Plan of Merger dated as of December 14, 1996 (the "Merger Agreement"), among the Company, Boeing and Sub under which each issued and outstanding share of common stock of the Company not owned directly or indirectly by the Company or Boeing, or any of their respective subsidiaries, will be exchanged for common stock of Boeing.

     In that connection, you have requested our opinion regarding the material Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Joint Proxy Statement/Prospectus of the Company and Boeing dated as of June 20, 1997 (the "Proxy Statement-Prospectus"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement-Prospectus and in accordance with the provisions of the Merger Agreement and (ii) the representations made to us by the Company and Boeing in their respective letters to us dated June 20, 1997 and June 11, 1997, respectively, and delivered to us for purposes of this opinion are accurate and complete.

     Based upon the foregoing, in our opinion, for Federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company, Boeing and Sub will each be a party to such reorganization within the meaning of
Section 368(b) of the Code.

     The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from the Company and Boeing referred to above, which we have assumed will be true as of the effective time of the Merger. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from the Company or Boeing referred to above are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.
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     This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. Notwithstanding the previous sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 of Boeing, of which the Proxy Statement-Prospectus is also a part, and to the reference to our firm under the heading "THE MERGER -- Certain
Federal Income Tax Consequences". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ CRAVATH, SWAINE & MOORE

The Boeing Company
7755 East Marginal Way South
Seattle, WA 98108

Attention of Boyd E. Givan